Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President/Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH CORPORATION REPORTS FOURTH FISCAL QUARTER AND
FISCAL YEAR 2010 EARNINGS
     CHARLOTTE, N.C., Nov 23, 2010 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, today provided an update on its strategic alternatives process and announced operating results for its fourth fiscal quarter and fiscal year ended September 30, 2010.
Update on Strategic Alternatives
     On March 1, 2010, MedCath announced that its Board of Directors had formed a Strategic Options Committee to consider the sale either of MedCath or the sale of its individual hospitals and other assets. MedCath retained Navigant Capital Advisors as its financial advisor to assist in this process. Since announcing the exploration of strategic alternatives on March 1, 2010, MedCath has completed four transactions, including:
•	The disposition of Arizona Heart Hospital (Phoenix, Arizona) in which MedCath sold the majority of the hospital’s assets to Vanguard Health Systems for $32.0 million, plus retained working capital. The transaction was completed effective October 1, 2010. MedCath anticipates that it will receive final net proceeds of approximately $31.5 million from the transaction after payment of retained known liabilities, payment of taxes related to the transaction and collection of the hospital’s accounts receivable. The $31.5 million in estimated net proceeds is prior to any reserves, if any, required in management’s judgment to address any potential contingent liabilities.

•	The disposition of MedCath’s wholly owned subsidiary that held 33.3% ownership of Avera Heart Hospital of South Dakota located in Sioux Falls, SD to Avera McKennan for $20.0 million, plus a percentage of the hospital’s available cash. The transaction was completed October 1, 2010. MedCath estimates that it will receive final net proceeds from the transaction of approximately $16.0 million, after closing costs and payment of estimated taxes related to the transaction and prior to reserves, if any, required in management’s judgment to address any potential contingent liabilities.

•	The disposition of Heart Hospital of Austin (Texas) in which MedCath and its physician owners sold substantially all of the hospital’s assets to St. David’s Healthcare Partnership L.P. for approximately $83.8 million, plus retained working capital. The transaction was completed effective November 1, 2010. MedCath anticipates that it will receive final net proceeds of approximately $24.1 million from the transaction after repayment of third party debt and a related prepayment fee, payment of all known retained liabilities of the partnership, payment of taxes related to the transaction, collection of the partnerships accounts receivable, and distributions to the hospital’s minority partners. The $24.1 million in estimated net proceeds is prior to reserves, if any, required in management’s judgment to address any potential contingent liabilities.

•	The disposition of MedCath’s approximate 27.0% ownership interest in Southwest Arizona Heart and Vascular, LLC (Yuma, Az) to the joint venture’s physician partners for $7.0 million. The transaction was completed effective November 1, 2010. MedCath estimates that final net proceeds from the transaction will total approximately $6.9 million, after closing costs and income tax benefit related to a tax loss on the transaction, but prior to reserves, if any, required in management’s judgment to address any potential contingent liabilities.
     In addition, MedCath announced on November 8, 2010, that it and its physician partners had entered into a definitive agreement to sell substantially all the assets of TexSan Heart Hospital (San Antonio, Texas) to Methodist Healthcare System of San Antonio for $76.25 million, plus retained working capital. The transaction, which is subject to regulatory approval and other customary closing conditions, is anticipated to close during MedCath’s second quarter of fiscal 2011, which ends March 31, 2011. MedCath anticipates that it will receive approximately $58.0 million from the transaction after payment of all retained known liabilities of the partnership, payment of taxes related to the transaction, collection of the partnership’s accounts receivable, and distributions to the hospital’s minority partners. The $58.0 million in estimated net proceeds is prior to reserves, if any, required in management’s judgment to address any potential contingent liabilities.
     MedCath cannot assure its investors that MedCath’s continuing efforts to enhance stockholder value will be successful, or whether future transactions will involve a sale of MedCath, a sale of MedCath’s individual hospitals or other assets, or a combination of these alternatives. MedCath continues to consider all practicable alternatives to maximize stockholder value. Although the strategic alternatives process is on-going and expected to continue during MedCath’s fiscal 2011 and potentially beyond, MedCath has begun to consider a number of scenarios for distributing available cash to its stockholders such as special cash dividends, and/or distributions to stockholders following future sales of individual hospitals or other assets, in the context of a dissolution and following repayment of all bank debt and termination of our credit facility. If MedCath’s common equity is sold in a merger or other similar transaction, then stockholders would receive consideration in exchange for their shares in accordance with terms of that transaction.
     Many unknown variables, including those related to seeking any approvals which may be required, will affect the amount, timing and mechanics of any potential distributions to stockholders. Until further progress is made in the strategic alternative process, MedCath is unable to determine the approach that best meets the interests of MedCath’s stockholders. In addition, the summary of net proceeds from the asset and other sales described in this press release are only preliminary estimates relating to those transactions. Final amounts available to stockholders will be diminished by asset and corporate wind-down related operating and other expenses, continued MedCath debt service obligations, tax treatment, inability to collect all amounts owed to MedCath, any required reserves to address liabilities, including retained and contingent liabilities and/or other unforeseen events.
     Commenting on the results achieved from the strategic alternatives efforts, Ed French, MedCath’s president and chief executive officer, said, “We continue to progress with our strategic alternatives assessment and execution, and have completed four transactions since our plans were announced in March 2010, and have announced a fifth. We continue to pursue all alternatives that we believe will be beneficial to our stockholders. As we advance these plans further, we will provide additional information as appropriate.”
Fourth Fiscal Quarter Highlights
•	Net revenue of $110.5 million, up 6.7% compared to the fourth quarter of fiscal 2009.

•	Total admissions increase of 6.9%, and adjusted admissions increase of 12.8%, compared to fourth quarter of fiscal 2009.

•	Same facility hospital admissions down 2.9%, and same facility adjusted admissions remained the same compared to the fourth quarter of fiscal 2009.

•	Adjusted EBITDA of $9.1 million, excluding share based compensation and other items described below.

•	Operating cash flow from continuing operations of $8.1 million.

•	EPS from continuing operations of $(1.26) and Adjusted EPS from continuing operations of $0.04, excluding impairment expense, share-based compensation and other items described below.
     MedCath’s consolidated and same facility results presented in this release and the attached financial schedules account for Arizona Heart Hospital as a discontinued operation. On August 9, 2010, MedCath announced that it entered into a definitive agreement to sell substantially all of the assets in Arizona Heart Hospital to a third party, which sale closed effective October 1, 2010.
Fourth Quarter of Fiscal 2010 Results Compared to Fourth Quarter of Fiscal 2009 Results
     MedCath’s reported net revenue increased 6.7% to $110.5 million in the fourth quarter of fiscal 2010 compared to $103.6 million in the fourth quarter of fiscal 2009. Same facility net revenue for the fourth quarter of fiscal 2010, which excludes the results of Hualapai Mountain Medical Center, totaled $102.8 million compared to $103.6 million in the fourth quarter of fiscal 2009. Loss from operations was $(30.5) million in the fourth quarter of fiscal 2010 compared to $(54.6) million in the fourth quarter of fiscal 2009. MedCath’s loss from continuing operations was $(25.2) million, or $(1.26) per diluted share, in the fourth quarter of fiscal 2010 compared to $(53.2) million, or $(2.70) per diluted share, in the fourth quarter of fiscal 2009.
     MedCath’s fourth quarter of fiscal 2010 financial results include the following items:
•	$30.2 million, or $0.92 per diluted share, long-lived asset impairment charge;

•	$2.6 million, or $0.08 per diluted share, of professional fees and other expenses incurred in connection with MedCath’s strategic alternatives efforts announced on March 1, 2010;

•	$0.8 million, or $0.02 per diluted share, in share-based compensation expense;

•	$(0.3) million, or $(0.01) per diluted share, in other non-recurring items;

•	$4.5 million, or $0.15 per diluted share, in non-cash minority interest expense related to an agreement with the minority partners at TexSan Heart Hospital in which MedCath agreed to purchase the partners’ ownership at a fixed amount as consideration for the partners agreement to not enforce certain of their partnership approval rights and granting

MedCath the right and flexibility to unilaterally enter into a definitive agreement to sell the hospital. After entering the agreement with its partners, MedCath entered into an agreement to sell the hospital to a third party. MedCath believes the partners’ pro rata portion of the purchase price will exceed the agreement’s fixed purchase price, and therefore that it is unlikely the partners will exercise their rights under the agreement; and

•	$2.5 million, or $0.14 per diluted share, in higher income tax expense related to deferred tax valuation allowance incurred to recognize that income earned from certain states will not be sufficient to realize the benefit of net operating losses incurred in the past related to those states.
     MedCath’s fourth quarter of fiscal 2009 financial results include the following items:
•	$1.5 million, or $0.04 per diluted share, reduction in net revenue and Adjusted EBITDA related to the reduction in reimbursement from certain payors for prior years;

•	$51.5 million, or $2.61 per diluted share, long-lived asset impairment charge;

•	$0.9 million, or $0.03 per diluted share, in amortization expense related to the termination of a management contract at MedCath Partners;

•	$2.2 million, or $0.05 per diluted share, in pre-opening expense; and

•	$0.3 million, or $0.01 per diluted share, in share-based compensation expense.
     Adjusted EBITDA was $9.1 million in the fourth quarter of fiscal 2010 compared to $8.2 million in the same period of the prior year. MedCath’s Adjusted EPS for the fourth quarter of fiscal 2010 remained consistent with fiscal 2009 at $0.04.
Operating Statistics, Cash Flow and Capital Expenditures
     MedCath’s financial results for the fourth fiscal quarter ended September 30, 2010, reflect a 6.9% increase in total admissions and a 12.8% increase in adjusted admissions compared to the fourth quarter of fiscal 2009. Same facility hospital admissions in the fourth quarter of fiscal 2010 were 4,775, down 2.9% compared to the fourth quarter of fiscal 2009. Same facility hospital adjusted admissions totaled 7,218, to the same as the fourth quarter of fiscal 2009. Same facility hospital outpatient cases, including emergency department visits, totaled 12,795 in the fourth quarter of fiscal 2010, up 2.7% compared to the fourth quarter of fiscal 2009.

     Total uncompensated care, which includes charity care plus bad debt expense, equaled 14.0% of hospital division net patient revenue before the deduction for charity care in the fourth quarter of fiscal 2010 compared to 14.5% in the fourth quarter of fiscal 2009.
     Net cash provided by operating activities from continuing operations for the fourth quarter of fiscal 2010 was $8.1 million compared to $3.8 million in the fourth quarter of fiscal 2009. Cash paid for capital expenditures during the fourth quarter of fiscal 2010 totaled $0.5 million.
Impairment and Other Expense
     MedCath’s fourth quarter of fiscal 2010 results include a $30.2 million non-cash impairment charge related to the reduction in the carrying value of long-lived assets associated with two hospitals and certain other assets. The impairment charge reduced income from continuing operations by $30.2 million and earnings per diluted share by $0.92 in the fourth quarter of fiscal 2010. In accordance with generally accepted accounting principles, MedCath evaluates whether or not the carrying values of long lived assets exceed their fair values whenever indications of impairment arise. The fair values of long lived assets were determined by a review of current and anticipated operating performance and outlook, and market-based information. As the review of strategic alternatives is on-going, MedCath will continue to evaluate the carrying value of its long lived assets when and if new indications of impairment exist. Any additional indication of impairment realized prior to the filing of MedCath’s Form 10-K for fiscal year 2010 will be recognized in MedCath’s Form 10-K as filed with the Securities and Exchange Commission on or about December 14, 2010.
Fiscal Year 2010 Results Compared to Fiscal Year 2009 Results
     MedCath’s reported net revenue increased 5.4% to $442.5 million in fiscal 2010 compared to $419.7 million in fiscal 2009. Same facility net revenue for fiscal 2010, which excludes the results of Hualapai Mountain Medical Center, totaled $415.4 million compared to $419.7 million in fiscal 2009. Loss from operations was $(69.9) million in fiscal 2010 compared to $(41.5) million in fiscal 2009. MedCath’s loss from continuing operations was $(51.4) million, or $(2.59) per diluted share, in fiscal 2010 compared to $(51.7) million, or $(2.62) per diluted share, in fiscal 2009.
     MedCath’s fiscal 2010 financial results include the following items:
•	$67.8 million, or $2.15 per diluted share, long-lived asset impairment charge;

•	$4.0 million, or $0.13 per diluted share, of professional fees and other expenses incurred in connection with MedCath’s strategic alternatives efforts announced on March 1, 2010;

•	$0.6 million, or $0.03 per diluted share, other non-recurring items;

•	$3.1 million, or $0.10 per diluted share, in share-based compensation expense;

•	$0.9 million, or $0.02 per diluted share, in pre-opening expense;

•	$4.5 million, or $0.15 per diluted share, in non-cash minority interest expense related to an agreement with the minority partners at TexSan Heart Hospital in which MedCath agreed to purchase the partners’ ownership at a fixed amount as consideration for the partners agreement to not enforce certain of their partnership approval rights and granting MedCath the right and flexibility to unilaterally enter into a definitive agreement to sell the hospital. After entering the agreement with its partners, MedCath entered into an agreement to sell the hospital to a third party. MedCath believes the partners’ pro rata portion of the purchase price will exceed the agreement’s fixed purchase price, and therefore that it is unlikely the partners will exercise their rights under the agreement;

•	$1.5 million, or $0.05 per diluted share, in loss on note receivable; and

•	$2.5 million, or $0.14 per diluted share, in higher income tax expense related to deferred tax valuation allowance incurred to recognize that income earned from certain states will not be sufficient to realize the benefit of net operating losses incurred in the past related to those states.
     MedCath’s fiscal 2009 financial results included the following items:
•	$4.5 million, or $0.13 per diluted share, reduction in net revenue and Adjusted EBITDA related to the reduction in reimbursement from certain payors for prior years;

•	$2.3 million, or $0.07 per diluted share, decrease in Adjusted EBITDA related to certain professional fees, severance expense and other non-recurring items which were incurred during that period;

•	$51.5 million, or $2.61 per diluted share, long-lived asset impairment charge;

•	$3.6 million, or $0.09 per diluted share, in pre-opening expense;

•	$2.4 million, or $0.08 per diluted share, in share-based compensation expense; and

•	$6.7 million, or $0.22 per diluted share, in loss on extinguishment of debt.
     Adjusted EBITDA was $32.6 million in fiscal 2010 compared to $46.7 million in fiscal 2009. MedCath’s Adjusted EPS for fiscal 2010 was $0.18 compared to $0.58 for fiscal 2009.
Operating Statistics, Cash Flow and Capital Expenditures
     MedCath’s financial results for the fiscal year ended September 30, 2010, reflect a 10.4% increase in total admissions and a 13.5% increase in adjusted admissions compared to fiscal 2009. Same facility hospital admissions in fiscal 2010 were 20,330, up 2.0% compared to fiscal 2009. Same facility hospital adjusted admissions totaled 29,462, up 2.7% compared to fiscal 2009. Same facility hospital outpatient cases, including emergency department visits, totaled 49,617 in fiscal 2010, up 7.4% compared to fiscal 2009.
     Total uncompensated care, which includes charity care plus bad debt expense, equaled 12.6% of hospital division net patient revenue before the deduction for charity care in fiscal 2010 compared to 10.8% in fiscal 2009.
     Net cash provided by operating activities from continuing operations for fiscal 2010 was $30.4 million compared to $46.0 million in fiscal 2009. Cash paid for capital expenditures during 2010 totaled $16.4 million.
Impairment and Other Expense
     MedCath’s fiscal 2010 results include a $67.8 million non-cash impairment charge related to the reduction in the carrying value of long-lived assets associated with two hospitals and certain other assets. The impairment charge reduced income from continuing operations by $67.8 million and earnings per diluted share by $2.15 in fiscal 2010. In accordance with generally accepted accounting principles, MedCath evaluates whether or not the carrying values of long lived assets exceed their fair values whenever indications of impairment arise. The fair values of long lived assets were determined by a review of current and anticipated operating performance and outlook, and market-based information obtained as a result of MedCath’s evaluation of its strategic alternatives. As the review of strategic alternatives is on-going, MedCath will continue to evaluate the carrying value of its long lived assets when and if new indications of impairment exist. Any additional indication of impairment realized prior to the filing of MedCath’s Form 10-K for fiscal year 2010 will be recognized in MedCath’s Form 10-K as filed with the Securities and Exchange Commission on or about December 14, 2010.

Use of Non-GAAP Financial Measures
     Included in this press release and the supplemental financial information furnished herewith are certain financial measures that are not calculated and presented in conformity with generally accepted accounting principles (“non-GAAP measures”), such as adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and adjusted diluted earnings per share from continuing operations (“Adjusted EPS”). The supplemental financial information furnished herewith provides a quantitative reconciliation of Adjusted EBITDA and Adjusted EPS based on the following calculations as and for the periods identified below.
     Adjusted EBITDA for fiscal 2010 represents MedCath’s loss from continuing operations before income tax benefit; net income attributable to noncontrolling interests; equity in net earnings of unconsolidated affiliates; interest and other income, net; loss on note receivable; interest expense; loss on disposal of property, equipment and other assets; impairment of property and equipment; amortization; depreciation; pre-opening expenses; share-based compensation expense; professional fees associated with MedCath’s exploration of strategic alternatives, and other non-recurring items. Adjusted EPS for fiscal 2010 represents MedCath’s diluted loss per share from continuing operations adjusted for share-based compensation expense; non-cash minority interest charge; tax valuation charges; impairment of property and equipment; loss on note receivable; professional fees associated with MedCath’s consideration of strategic alternatives; pre-opening expenses, and other non-recurring items.
     Adjusted EBITDA for the fourth fiscal quarter of 2010 represents MedCath’s loss from continuing operations before income tax benefit; net income attributable to noncontrolling interests; equity in net earnings of unconsolidated affiliates; interest and other income, net; interest expense; loss on disposal of property, equipment and other assets; impairment of property and equipment; amortization; depreciation; share-based compensation expense; professional fees associated with MedCath’s exploration of strategic alternatives, and other non-recurring items. Adjusted EPS for the fourth fiscal quarter of fiscal 2010 represents MedCath’s diluted loss per share from continuing operations adjusted for share-based compensation expense; non-cash minority interest charge; tax valuation charges; impairment of property and equipment; professional fees associated with MedCath’s consideration of strategic alternatives, and other non-recurring items.
     Adjusted EBITDA for fiscal 2009 represents MedCath’s loss from continuing operations before income tax benefit; net income attributable to noncontrolling interest; equity in earnings of unconsolidated affiliates; interest and other income, net; loss on early extinguishment of debt; interest expense; loss on disposal of property, equipment and other assets; impairment of goodwill; amortization; depreciation; pre-opening expenses; share-based compensation expense; DSH and Medicaid adjustments; professional fees for internal assessment; stent procedure penalty, and severance expense. Adjusted EPS for fiscal 2009 represents MedCath’s diluted loss per share from continuing operations adjusted for impairment of goodwill; DSH and Medicaid adjustments; termination of management contract charge; professional fees for internal assessment; severance expense; loss on early extinguishment of debt; share-based compensation expense, and pre-opening expenses.
     Adjusted EBITDA for the fourth fiscal quarter of fiscal 2009 represents MedCath’s loss from continuing operations before income tax benefit; net income attributable to noncontrolling interest; equity in earnings of unconsolidated affiliates; interest and other income, net; interest expense; loss on disposal of property, equipment and other assets;
     impairment of goodwill; amortization; depreciation; pre-opening expenses; share-based compensation expense, and DSH and Medicaid adjustments. Adjusted EPS for the fourth fiscal quarter of fiscal 2009 represents MedCath’s diluted loss per share from continuing operations adjusted for impairment of goodwill; DSH and Medicaid adjustments; termination of management contract charge; share-based compensation expense, and pre-opening expenses.
     MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results and to make capital allocation decisions. Management provides Adjusted EBITDA and Adjusted EPS to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA and/or Adjusted EPS as a financial performance measure. Because Adjusted EBITDA and Adjusted EPS are non-GAAP measures, Adjusted EBITDA and Adjusted EPS, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations and Adjusted EPS to diluted EPS from continuing operations.
     This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. Including Arizona Heart Hospital, MedCath owns an interest in and operates seven hospitals with a total of 653 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including those relating to MedCath’s exploration of strategic alternatives and dividends or distributions to MedCath’s stockholders. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s fourth quarter of fiscal 2010 operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2009 filed with the Securities and Exchange Commission on December 14, 2009, as updated in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 and our subsequent filings with the Securities and Exchange Commission. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.